EXHIBIT 3.2

LENCO MOBILE INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES B1 CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

The undersigned, Michael Levinsohn and Thomas Banks, do hereby certify that:

1.           They are the chief executive officer and secretary, respectively, of Lenco Mobile Inc., a Delaware corporation (the “Corporation”).

2.           The Corporation is authorized to issue 1,000,000 shares of preferred stock, of which   207,500 have been designated as Series A Convertible Preferred Stock.

3.           The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of 1,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to 93,140 shares of the preferred stock which the Corporation has the authority to issue.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1.                      Definitions

. For the purposes hereof, the following terms shall have the following meanings:

“Alternate Consideration” shall have the meaning set forth in Section 8(b).

“Automatic Conversion” shall have the meaning set forth in Section 9.

“Board of Directors” means the Board of Directors of the Corporation or any successor to the Corporation.

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of California are authorized or required by law or other governmental action to close.

“Certificate of Incorporation” means the certificate of incorporation of the Corporation, as affected by any amendments, restatements or certificates of designation for any Preferred Stock.

“Change of Control Transaction” means the occurrence after the date hereof of any of: (i) an acquisition after the date hereof by an individual, legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 50% of the voting securities of the Corporation (other than by means of conversion or exercise of Series A Convertible Preferred Stock, the Series B1 Preferred Stock, the Series B2 Preferred Stock or the Series C Preferred Stock), or (ii) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of the Corporation or the successor entity of such transaction, or (iii) the Corporation sells or transfers all or substantially all of its assets in a single transaction or a series of related transactions, or (iv) a replacement at one time or within a one year period of more than one-half of the members of the Corporation’s board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof).

“Common Stock” means the Corporation’s common stock, $0.001 value per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

“Common Stock Equivalents” means any securities of the Corporation or any subsidiaries of the Corporation which would entitle the holder thereof to acquire at any time Common Stock, including any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 7(b).

“Conversion Price” shall have the meaning set forth in Section 7(c).

“Corporation” shall have the meaning set forth in the recitals.

“Depositary” shall mean Continental Stock Transfer & Trust Co., Inc. or any other entity succeeding Continental Stock Transfer & Trust Co., Inc. as the transfer agent for the Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fair Market Value” means, for any date, either (a) if the Common Stock is listed or quoted on a Trading Market or the Pink Sheets, the average of the VWAPs for the previous twenty consecutive Trading Days, or (b) if the Common Stock is not listed or quoted on a Trading Market or the Pink Sheets, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Corporation’s board of directors.

“Fundamental Transaction” means the occurrence after the date hereof of any of the following transactions: (i) the Corporation effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property.

“Holder” means the Person in whose name the shares of the Series B1 Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of the shares of the Series B1 Preferred Stock for all purposes, including, without limitation, for purposes of making payment to the fullest extent permitted by law.

“Junior Securities” means the Common Stock and all other Common Stock Equivalents and securities of the Corporation, other than the Series A Convertible Preferred Stock and any other securities which are explicitly senior or pari passu to the Series B1 Preferred Stock in dividend rights, redemption rights or liquidation preference.

“Liquidation” means the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary.

“Notice of Conversion” shall have the meaning set forth in Section 7(b).

“Original Issue Date” means the date of the first issuance of any shares of the Series B1 Preferred Stock regardless of the number of transfers of any particular shares of Series B1 Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series B1 Preferred Stock.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Pink Sheets” means the “Pink Sheets” published by Pink OTC Markets, Inc. or a similar organization or agency succeeding to its functions of reporting prices.

“Preferred Stock” means any and all series of preferred stock of the Corporation, including, without limitation, the Series A Convertible Preferred Stock, the Series B1 Preferred Stock, Series B2 Preferred Stock and the Series C Preferred Stock.

“Redemption Date” shall have the meaning set forth in Section 10(a).

“Redemption Price” means a redemption purchase price in cash or securities of equal value, at the Holder's sole and absolute discretion, equal to the greater of (i) the amount that would be payable to such Holder upon conversion of such Holder’s Series B1 Preferred Stock in accordance with Section 7 or (ii) the amount that would be payable to such Holder if the Change of Control Transaction is treated as a Liquidation and calculated in accordance with Section 6.

“Series B1 Preferred Stock” shall have the meaning set forth in Section 2.

“Series B2 Preferred Stock” means shares of Series B2 Convertible Preferred Stock issued pursuant to the Certificate of Designation of Preferences, Rights and Limitations filed by the Corporation with the Delaware Secretary of State on the same day as this Certificate.

“Series C Preferred Stock” means shares of Series C Convertible Preferred Stock issued pursuant to the Certificate of Designation of Preferences, Rights and Limitations filed by the Corporation with the Delaware Secretary of State on the same day as this Certificate.

“Stated Value” shall mean the stated value per share of the Series B1 Preferred Stock which shall be $100.00 plus accreted dividends, subject to adjustment for any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B1 Preferred Stock.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

“VWAP” means the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), or (b) if the Common Stock is not then listed or quoted for trading on a Trading Market and if prices for the Common Stock are then reported in the Pink Sheets, the most recent bid price per share of the Common Stock so reported.

Section 2.                      Designation, Amount and Par Value. The series of Preferred Stock shall be designated as the Series B1 Convertible Preferred Stock (“Series B1 Preferred Stock”) and the number of shares so designated shall be up to 93,140. Each share of Series B1 Preferred Stock shall have a par value of $0.001 per share.

Section 3.                      Seniority. The Series B1 Preferred Stock is pari passu with the Series B2 Preferred Stock and the Series C Preferred Stock with respect to dividend rights, redemption rights and liquidation preference.

Section 4.                      Voting Rights. Except as provided below, the shares of Series B1 Preferred Stock shall not have any right to vote on any matter presented to the stockholders of the Corporation for their action or consideration, except as required by the Delaware General Corporation Law or the Certificate of Incorporation. As long as any shares of Series B1 Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series B1 Preferred Stock, Series B2 Preferred Stock and Series C Preferred Stock voting as a single class on an as converted basis, either: (a) alter or change adversely the powers, preferences or rights given to the Series B1 Preferred Stock or alter or amend this Certificate of Designation, (b) except for the Series B2 Preferred Stock and Series C Preferred Stock, authorize or create any class of stock ranking, as to distribution of assets upon a Liquidation or the payment of dividends or rights of redemption, senior to or otherwise pari passu with the Series B1 Preferred Stock, or reclassify, alter or amend any class of stock that would render such other security, as to distribution of assets upon a Liquidation or the payment of dividends or rights of redemption, senior to or otherwise pari passu with the Series B1 Preferred Stock, or (c) amend its Certificate of Incorporation or other charter documents in any manner that adversely affects any rights of the Holders.

Section 5.                      Dividends. Holders shall be entitled to receive, and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) equal to 3.0% per annum. Dividends shall be payable quarterly on March 31, June 30, September 30 and December 31, beginning on the first such date after the Original Issue Date, which dividends shall be accreted to, and increase, the outstanding Stated Value. Dividends shall compound annually on December 31 each year that the Series B1 Preferred Stock is outstanding, beginning on December 31, 2012.

Section 6.                      Liquidation. Upon any Liquidation and after payment or provision for all of the Corporation’s debts and the liquidation rights conferred upon the holders of the Corporation’s Series A Convertible Preferred Stock and any other Preferred Stock having a liquidation preference higher than the Series B1 Preferred Stock, the Holders shall be entitled to receive out of the remaining assets, whether capital or surplus, of the Corporation an amount for each share of Series B1 Preferred Stock held by such Holders equal to 100% of the Stated Value, plus any accrued dividends thereon that have not accreted to such share of Series B1 Preferred Stock through the date of such Liquidation, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  Except for redemptions in accordance with Section 10 below, neither a Fundamental Transaction, a Change of Control Transaction nor a transaction in connection with an Automatic Conversion shall be deemed a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than 30 days prior to the payment date stated therein, to each Holder.

Section 7.                      Conversion.

(a)           Conversions at Option of Holder. At the option of the Holder, each share of Series B1 Preferred Stock shall be convertible, at any time and from time to time, into that number of shares of Common Stock determined by dividing the Stated Value of such share of Series B1 Preferred Stock by the Conversion Price.

(b)           Notice of Conversion. Holders shall effect conversions by delivering to the Corporation the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”) along with the certificate or certificates representing the shares of Series B1 Preferred Stock to be redeemed to the Depositary. Each Notice of Conversion shall specify the number of shares of Series B1 Preferred Stock to be converted, the number of shares of Series B1 Preferred Stock owned prior to the conversion at issue, the number of shares of Series B1 Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion and certificate for the shares of Series B1 Preferred Stock to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. Shares of Series B1 Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

(c)           Conversion Price. The conversion price for the Series B1 Preferred Stock shall equal $0.25, subject to adjustment on the terms set forth in Section 8 herein (the “Conversion Price”).

(d)           Mechanics of Conversion.

(i)           Delivery of Certificate Upon Conversion. Not later than three trading days after each Conversion Date, the Corporation shall deliver, or cause to be delivered, to the converting Holder a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion of the shares of the Series B1 Preferred Stock, and a certificate representing that number of shares of Series B1 Preferred Stock, if any, being retained by the Holder.

(ii)           Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series B1 Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 8) upon the conversion of all outstanding shares of Series B1 Preferred Stock hereunder.

(iii)           Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series B1 Preferred Stock.  As to any fraction of a share which a Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(iv)           Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of the Series B1 Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series B1 Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Section 8.                      Certain Adjustments.

(a)           Stock Dividends and Stock Splits. If the Corporation, at any time while the Series B1 Preferred Stock is outstanding:  (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of the Series A Convertible Preferred Stock, Series B1 Preferred Stock, Series B2 Preferred Stock or Series C Preferred Stock); (ii) subdivides outstanding shares of Common Stock into a larger number of shares; (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall each be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 8(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)           Fundamental Transaction. Other than in connection with an Automatic Conversion, if, at any time while the Series B1 Preferred Stock is outstanding, a Fundamental Transaction occurs, then, upon any subsequent conversion of the Series B1 Preferred Stock, the Holders shall have the right to receive, upon conversion of the Series B1 Preferred Stock, the same kind and amount of securities, cash or property as it would have been entitled to receive if it had converted the Series B1 Preferred Stock to Common Stock immediately prior to such Fundamental Transaction (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Series B1 Preferred Stock following such Fundamental Transaction.

(c)           Calculations. All calculations under this Section 8 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 8, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(d)           Notice to the Holders.

(i)           Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 8, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii)           Notice to Allow Conversion by Holder. If, subject to the other provisions of this Certificate of Designation, (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock any evidence of indebtedness, assets, rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that without prejudice to any rights that the Holders may have against the Corporation, the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. In the sole and absolute discretion of each Holder, such Holder is entitled to convert the then outstanding amount of the Stated Value of the Series B1 Preferred Stock (or any part hereof) during the 10-day period commencing on the date of such notice through the effective date of the event triggering such notice.

Section 9.                      Automatic Conversion. Notwithstanding anything herein to the contrary, all then outstanding shares of Series B1 Preferred Stock shall automatically convert into shares of Common Stock at the then effective Conversion Price, without any further action on the part of the Holders or the Corporation (an “Automatic Conversion”), upon the earlier of (i) the closing of a public offering of Common Stock or Common Stock Equivalents raising aggregate proceeds of at least $20 million, or (ii) the date specified and approved by the holders of a majority of the outstanding shares of Series B1 Preferred Stock calculated at the time of the written consent or vote. All shares of Series B1 Preferred Stock following an Automatic Conversion shall represent only the right to receive shares of Common Stock in exchange therefor.

Section 10.                      Redemption.

(a)           Optional Redemption by the Corporation. The Corporation shall have the right and option, exercisable in its sole and absolute discretion, to redeem all or any portion of the shares of the Series B1 Preferred Stock at the Redemption Price on a pro rata basis in accordance with the number of shares of Series B1 Preferred Stock owned by each Holder, at any time following the earlier of: (i) the fifth anniversary of the Original Issue Date, (ii) upon the occurrence of a Change of Control Transaction, or (iii) upon the Fair Market Value of the Common Stock equaling or exceeding 250 percent of the Conversion Price. In connection with any such optional redemption by the Corporation, the Corporation shall deliver written notice to all Holders informing each Holder of: (x) the number of shares of Series B1 Preferred Stock the Corporation has elected to redeem, (y) the effective date of the redemption (the “Redemption Date”), and (z) the total number of shares of Series B1 Preferred Stock outstanding as of the date of the written notice.

(b)           Mechanics of Redemption. On or before any Redemption Date, each Holder of Series B1 Preferred Stock to be redeemed shall surrender the certificate or certificates representing the shares to be redeemed to the Depositary, and the Corporation shall deposit with the Depositary: (i) the amount of cash required to redeem all such shares of Series B1 Preferred Stock at the Redemption Price and (ii) new stock certificates representing the unredeemed shares to be issued to the Holder of such shares. The Series B1 Preferred Stock shall not be subject to any sinking fund or other similar provisions.

(c)           Effect of Redemption. From and after a Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the Holders as to the Series B1 Preferred Stock to be redeemed (except the right to receive the Redemption Price upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of this Corporation legally available for redemption of shares of Series B1 Preferred Stock on any Redemption Date are insufficient to redeem the total number of such shares to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the Holders of such shares to be redeemed based upon the number of shares of Series B1 Preferred Stock held by each as of the Redemption Date. The Series B1 Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. If the redemption was being effected pursuant to clause (a) of this Section, then at any time thereafter when additional funds of the Corporation are legally available for the redemption of the shares of the Series B1 Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on the Redemption Date but which it has not redeemed.

Section 11.                      Other Rights. The shares of Series B1 Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein, the Certificate of Incorporation or as provided by applicable law.

Section 12.                      Miscellaneous.

(a)           Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation’s executive offices, attention: Chief Executive Officer, or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:30 p.m. (Pacific time) on any Business Day, (ii) the next Business Day immediately following the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a date that is not a Business Day or between 5:30 p.m. and 11:59 p.m. (Pacific time) on any Business Day, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)           Lost or Mutilated Series B1 Preferred Stock Certificate. If a certificate representing shares of Series B1 Preferred Stock is mutilated, lost, stolen or destroyed, the Corporation shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate representing such shares of Series B1 Preferred Stock, but only upon receipt of evidence reasonably satisfactory to the Corporation of such loss, theft or destruction and upon receipt by the Corporation of an agreement to indemnify and hold the Corporation harmless with respect to such lost certificate. Any Holder requesting a new certificate shall also pay any reasonable third-party costs associated with the issuance of such replacement certificate.

(c)           Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(d)           Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing.

(e)           Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(f)            Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(g)           Status of Converted or Redeemed Series B1 Preferred Stock. If any shares of Series B1 Preferred Stock shall be converted into shares of Common Stock or other securities of the Corporation, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B1 Preferred Stock.

*********************

RESOLVED, FURTHER, that the chief executive officer, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Designation of Preferences, Rights and Limitations this 23rd day of December, 2011.

/s/Michael Levinsohn	/s/ Thomas Banks
Michael Levinsohn	Thomas Banks
Chief Executive Officer	Secretary

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES B1 CONVERTIBLE PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series B1 Convertible Preferred Stock (the “Series B1 Preferred Stock”) indicated below into shares of common stock, $0.001 par value per share (the “Common Stock”), of Lenco Mobile Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement (as such term is defined in the Certificate of Designation of the Series B1 Preferred Stock). No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: _____________________________________________
Number of shares of Series B1 Preferred Stock owned prior to Conversion: ______________
Number of shares of Series B1 Preferred Stock to be Converted: _______________________
Stated Value of shares of Series B1 Preferred Stock to be Converted: ___________________
Number of shares of Common Stock to be Issued: ___________________________
Applicable Conversion Price:____________________________________________
Number of shares of Series B1 Preferred Stock subsequent to Conversion: ________________
Address for Delivery:

[HOLDER] By: Name: Title: